Exhibit 99 (a)(5)(G)

Del Taco Announces Results of Warrant Exchange Offer

Lake Forest, California (August 9, 2016) – Del Taco Restaurants, Inc. (Nasdaq: TACO, TACOW) (the “Company,” “we” or “our”) today announced the results of its previously announced offer to exchange (“Offer to Exchange”) 0.2780 shares of the Company’s common stock (“Shares”) for each outstanding Company warrant exercisable for Shares at an exercise price of $11.50 per Share (the “Warrants”) (approximately one Share for every 3.6 Warrants tendered). The Offer to Exchange expired at 11:59 p.m., Eastern time, on August 8, 2016. Based on information provided by Continental Stock Transfer & Trust Company, the depositary for the Offer to Exchange, a total of 5,516,243 Warrants were properly tendered and not properly withdrawn prior to the expiration of the exchange offer, including 254,258 Warrants that were tendered through notice of guaranteed delivery. The Company accepted for exchange all such Warrants and will issue an aggregate of approximately 1,533,520 Shares in exchange for the Warrants tendered, representing approximately 4% of the Shares outstanding after such issuance. Delivery of the Shares to be issued in exchange for the Warrants will be made promptly.

After completion of the Offer to Exchange, 6,646,574 Warrants remain outstanding. The Warrants will expire on June 30, 2020, unless sooner exercised or redeemed by the Company in accordance with the terms of the Warrants.

Morrow Sodali acted as the Information Agent for the Offer to Exchange. For questions and information, please call the Information Agent toll-free at (855) 291-6792 (banks and brokerage firms, please call (203) 658-9400).

About Del Taco Restaurants, Inc.

Founded in 1964 in Southern California, Del Taco (NASDAQ: TACO) is the nation’s second largest Mexican Quick Service Restaurant chain. Known for serving Mexican and American favorites prepared fresh in every restaurants’ working kitchen, Del Taco’s menu items taste better because they are made with fresh ingredients like cheddar cheese grated from 40-lb blocks, hand chopped pico de gallo, fresh sliced avocado, slow cooked beans made from scratch, and fresh-grilled marinated chicken and carne asada steak. In June 2016, Del Taco reinvigorated its UnFreshing Believable® marketing campaign to further communicate its commitment to serve guests everything that they love, including choosing not to choose between tacos and fries, fresh prep and fair price, or great tasting food and the convenience of a drive thru. With nearly 550 restaurants in 16 states, Del Taco serves more than three million guests each week. For more information, follow Del Taco on Twitter, Facebook and Instagram or visit www.deltaco.com.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, information concerning completion of the Offer to Exchange, the Company’s possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on the Company’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “target,” “may,” “will,” “should,” “future,” “propose,” “preliminary,” “guidance” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, consumer demand, our inability to successfully open company-owned or franchised restaurants or establish new markets, competition in our markets, our inability to grow and manage growth profitably, adverse changes in food and supply costs, our inability to access additional capital, changes in applicable laws or regulations, food safety and foodborne illness concerns, our inability to manage existing and to obtain additional franchisees, our inability to attract and retain qualified personnel, our inability to profitably expand into new markets, changes in, or the discontinuation of, the Company’s stock and Warrant repurchase program, and the possibility that we may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company’s reports filed with the SEC and available at the SEC’s website at www.sec.gov and the Company’s website at www.deltaco.com.

Forward-looking statements included in this release speak only as of the date of this release. The Company undertakes no obligation to update its forward-looking statements to reflect events or circumstances after the date of this release or otherwise.

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Media Contact:

Julia Young

(646) 277-1280

julia.young@icrinc.com

Investor Relations Contact:

Raphael Gross

(203) 682-8253

investor@deltaco.com